Exhibit 10.6

FIFTH AMENDMENT TO THE
SANDERSON FARMS, INC. AND AFFILIATES
EMPLOYEE STOCK OWNERSHIP PLAN
THIS FIFTH AMENDMENT is made and entered into by Sanderson Farms, Inc. (the “Corporation”) as set forth herein.
WHEREAS, the Corporation maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “Plan”); and
WHEREAS, the Corporation desires to amend the Plan to clarify provisions regarding in-service distributions and the designation of a Beneficiary.
NOW, THEREFORE, pursuant to the provisions of Section 12.1 of the Plan, the Plan is hereby amended, effective as of the dates set forth herein, as follows:
1.Section 7.4 is revised to read as follows, effective as of November 1, 2017:

(a)
Each Participant may designate a person or persons who shall receive a distribution payable hereunder and has the right to revoke such designation, subject to paragraph (b) below. Any such designation shall be evidenced by a written instrument filed with the Administrative Committee and signed by the Participant; provided, however, that the Administrative Committee may accept designations made electronically through a system approved by the Administrative Committee. Notwithstanding the foregoing, the Beneficiary of a Participant who is married at the date of the Participant’s death shall be the Participant’s spouse, unless the Participant has designated another beneficiary in accordance with paragraph (b) below. If a Participant designates a trust as Beneficiary, the beneficiaries of the trust with respect to the Participant's interest in the Plan shall be treated as designated Beneficiaries for purposes of Article 15 hereof if such beneficiaries are individuals and the requirements of Treasury Regulations Section 1.401(a)(9)-4, Q&A 5 are met. If no Beneficiary designation is on file with the Administrative Committee at the time of the death of an unmarried Participant, or if such designation is not effective for any reason as determined by the Administrative Committee, then payment of the distribution shall be made to the unmarried Participant’s estate.

(b)
A married Participant may designate as his or her Beneficiary a person who is not his or her spouse if either (1) (A) the spouse consents in writing to such designation, (B) the designation provides that it may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without further consent by the spouse), and (C) the spouse’s consent acknowledges the effect of such election and is witnessed by a representative of the Plan or a notary public, or (2) it is established to the satisfaction of the Administrative Committee that such consent may not be obtained because the spouse cannot be located or because of such other circumstances as are prescribed by Treasury Regulations. An unmarried Participant may designate any person as his or her Beneficiary, subject to providing such proof as the Administrative Committee may require that the Participant is not married.

(c)
Notwithstanding anything in this Section to the contrary, if a Participant has designated his or her spouse as a Beneficiary, then a divorce that relates to such spouse shall revoke the Participant’s designation of the spouse as a Beneficiary, unless a qualified domestic relations order, within the meaning of Code Section 414(p), provides otherwise or a subsequent Beneficiary designation is made; the foregoing revocation shall not affect the valid designation of another Beneficiary under this Section, and the Beneficiary designation shall be administered as though the spouse had predeceased the Participant. By way of example, if prior to a divorce a Participant designated his former spouse as his primary Beneficiary and his son as his contingent Beneficiary, then following the divorce the Participant’s former spouse is no longer a Beneficiary and the Participant’s son is the sole remaining Beneficiary. By further example, if prior to a divorce a Participant designated her spouse and her two children (with the valid consent of the spouse) as equal primary Beneficiaries (i.e., each Beneficiary to receive ⅓ of any distributions) and her niece as the contingent Beneficiary, then following the divorce the Participant’s former spouse is no longer a Beneficiary, the Participant’s two children are the only primary Beneficiaries (i.e, each child to receive ½ of any distributions), and the Participant’s niece remains the contingent Beneficiary. Notwithstanding the foregoing, upon the marriage or remarriage of a Participant, the Participant’s surviving spouse becomes the Participant’s sole primary Beneficiary in accordance with paragraph (a) above, subject to a subsequent designation of another Beneficiary in accordance paragraph (b).

2.Section 7.12(b) is revised to read as follows, effective as of November 1, 2017:
The schedule of payments shall be as follows:

Age of Participant at the end of the Plan Year in which an election to receive a distribution is made	Distribution shall be made in
62	Four (4) annual installments calculated as one-fourth (¼), one-third (⅓), one-half (½) and one (1) respectively, times the Participant’s Account balances at the end of the Plan Year.
63	Three (3) annual installments calculated as one-third (⅓), one-half (½) and one (1), respectively, times the Participant’s Account balances at the end of the Plan Year.
64	Two (2) annual installments, calculated as one-half (½) and one (1), respectively, times the Participant’s Account balances at the end of the Plan Year.
65 and older	One (1) installment of the entire amount in the Participant’s Account balances at the end of the Plan Year.
Following the installment(s) made pursuant to the foregoing provisions, annual installments of the entire amount of the Participant’s Account balances at the end of each successive Plan Year shall continue to be made in accordance with this Section 7.12.
3.The following language is added as a new Section 7.13, effective as of November 1, 2017:
Section 7.13    Distribution Policy. Notwithstanding any other provision of this Article 7 to the contrary, all distributions under this Article shall be made subject to the provisions of any distribution policy adopted by the Employer, which, when properly adopted, is hereby incorporated by reference and made a part of the Plan. Such distribution policy may be modified or amended in writing from time to time.
4.Except as otherwise provided in this Fifth Amendment, the provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has executed this Fifth Amendment to the Plan on this 19th day of October, 2017, effective as set forth herein.

SANDERSON FARMS, INC.

By: /s/ D. Michael Cockrell

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